Exhibit 3.1

THE COMPANIES LAW

Company Limited by Shares

MEMORANDUM OF ASSOCIATION

OF	REGISTERED AND FILED
AS NO: 262336 THIS 20TH DAY
ISOLA GROUP LTD.	OF SEPTEMBER, 2011
/s/ Joy A. Rankine
(“Company”)	Asst. Registrar of Companies
Cayman Islands

1.             The name of the Company is Isola Group Ltd.

2.             The registered office will be situated at the offices of Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.             The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2010 Revision) of the Cayman Islands, as the same may be revised from time to time, or any other law of the Cayman Islands.

4.             The Company has the power to register by way of continuation as body corporate limited by shares under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

5.             The liability of the Members is limited to the amount from time to time unpaid on such Member’s shares.

6.             The authorised share capital of the Company is USD12,500 consisting of USD100,000,000 ordinary shares of USD 0.0001 each and USD25,000,000 preferred shares of USD 0.0001 each.

The Subscriber whose name and address is subscribed herein is desirous of being formed into a Company limited by shares and in pursuance of this Memorandum of Association, the Subscriber agrees to take the number of shares in the capital of the Company set opposite its name.

Dated: 20 September 2011

NAME OF SUBSCRIBER	ADDRESS	DESCRIPTION OF SUBSCRIBER

Reid Services Limited	Clifton House	Company
75 Fort Street
PO Box 1350
/s/ Allison Smith	Grand Cayman KY1-1108
Cayman Islands

Witness to the above signature:-

/s/ Anzita McField
Witness

CERTIFIED TO BE A TRUE AND CORRECT COPY

SIG.	/s/ Joy A. Rankine
JOY A. RANKINE
Assistant Registrar
Date.	20th September, 2011

INDEX

ARTICLES OF ASSOCIATION	1

INTERPRETATION	1

REGISTERED AND OTHER OFFICES	5

SHARE CAPITAL	5

ALTERATION OF CAPITAL	5

SHARES	6

PURCHASE OR REDEMPTION OF SHARES	8

VARIATION OF SHARE RIGHTS	8

SHARE CERTIFICATES	9

DIVIDENDS	9

RESERVES	10

LIENS, CALLS ON SHARES, AND FORFEITURE OF SHARES	11

REGISTER OF MEMBERS	12

TRANSFER OF SHARES	13

TRANSMISSION OF SHARES	13

RECORD DATES	14

QUORUM	15

GENERAL MEETINGS	15

NOTICE OF GENERAL MEETINGS	16

PROCEEDINGS AT GENERAL MEETINGS	17

VOTING	23

PROXIES AND CORPORATE REPRESENTATIVES	24

WRITTEN CONSENTS OF MEMBERS	25

BOARD OF DIRECTORS	26

RESIGNATION OR REMOVAL OF DIRECTORS	27

POWERS OF DIRECTORS	28

PROCEEDINGS OF DIRECTORS	28

ALTERNATE DIRECTORS	30

DIRECTORS’ COMPENSATION	30

DIRECTORS’ INTERESTS	31

DELEGATION OF DIRECTORS’ POWERS	31

COMMITTEES OF DIRECTORS	32

DIRECTORS’ PROXIES	32

OFFICERS	33

MINUTES	33

SEALS AND DEEDS	33

ACCOUNTING RECORDS	34

SERVICE OF NOTICES	35

WINDING UP	35

INDEMNITY	36

CONTINUATION	37

MATTERS RESERVED TO MEMBERS	37

ARIZONA CORPORATE TAKEOVER LAWS	38

BUSINESS COMBINATIONS WITH INTERESTED MEMBERS	38

CONFLICTS	44

THE COMPANIES LAW

Company Limited by Shares

ARTICLES OF ASSOCIATION

OF	REGISTERED AND FILED
AS NO: 262336 THIS 20TH DAY
ISOLA GROUP LTD.	OF SEPTEMBER, 2011
/s/ Joy A. Rankine
(“Company”)	Asst. Registrar of Companies
Cayman Islands

INTERPRETATION

1.	The Regulations contained or incorporated in Table A of the First Schedule of the Companies Law (2010 Revision), as amended from time to time, shall not apply to this Company.

2.	2.1	In the Articles, the following terms shall have the meanings set opposite unless the context otherwise requires:

		Articles	means these Articles of Association as amended or supplemented from time to time;

		Company	means the company incorporated in the Cayman Islands under the name of Isola Group Ltd.;

		Controlled Company	means a “controlled company” within the meaning of the rules of the Designated Stock Exchange;

		Designated Stock Exchange	means the primary securities exchange or interdealer quotation system on which any Shares are listed or quoted;

Directors and Board of Directors and Board	means such person or persons as shall be appointed as the Directors of the Company for the time being or, as the case may be, the Directors assembled as a board;

Electronic Record	has the meaning defined in the Electronic Transactions Law (2003 Revision) of the Cayman Islands, as amended from time to time;

Exchange Act	means the Securities Exchange Act of 1934 of the United States, as amended;

Indemnified Person	means any Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company;

law	means any law, rule or regulation that applies to the Company, including the rules and regulations of the Designated Stock Exchange;

Member	means a person who is registered in the Register of Members as the holder of any Share in the Company;

Memorandum of Association	means the Memorandum of Association of the Company as amended or supplemented from time to time;

Notice	means a written notice given pursuant to these Articles;

Ordinary Resolution

means a resolution that has been passed by a majority of the votes cast by Members, in person or by proxy, at a general meeting at which a quorum is present, or, for so long as the Company is a Controlled Company, a written consent signed by Members holding not less than a majority of the Shares outstanding and not held in treasury;

Principal Executive Office	means the Company’s corporate headquarters, and not the Registered Office;

Registered Office	means the registered office of the Company in the Cayman Islands required by law;

Register of Members	means the register of Members to be kept in accordance with law;

requisition	means a written request for an extraordinary general meeting;

Seal	means the common seal of the Company (if any) or any facsimile or official seal (if any) for the use outside of the Cayman Islands;

Secretary	means the Secretary of the Company and includes any temporary or assistant or deputy secretary and any person appointed by the Directors to perform any of the duties of the secretary of the Company;

Share

means a share in the capital of the Company and “Shares” shall be construed as a reference to shares of each class of shares in the Company from time to time in issue and includes fractions of shares (except as otherwise provided herein);

	Share Capital	means the minimum amount of capital that may be raised by the Company by the sale of authorized Shares, equal to the number of authorized Shares multiplied by the par value of such Shares;

	Shareholders Agreement	means that certain Shareholders and Registration Rights Agreement among the Members and the Company, as in effect from time to time;

Special Resolution

means, unless otherwise specified herein, a resolution that has been passed by at least two-thirds of the votes cast by Members, in person or by proxy at a general meeting at which a quorum is present, or, for so long as the Company is a Controlled Company, a written consent signed by all of the Members entitled to vote at a general meeting of Members; and

	Wilful Default	means a knowing or reckless breach of duty.

2.2	Words importing only the singular number include the plural number and vice-versa.

2.3	Words importing only the masculine gender include the feminine and neuter gender respectively.

2.4	Words importing persons only include companies or associations or bodies of persons whether incorporated or not.

2.5

All references herein to writing shall include typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form, including in the form of an Electronic Record.

2.6	The word “may” shall be construed as permissive and the word “shall” shall be construed as imperative.

2.7           References to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force.

2.8           Unless the context otherwise requires, words and expressions defined in law bear the same meanings in the Articles.

2.9           Heading used herein are intended for convenience only and shall not affect the construction of the Articles.

REGISTERED AND OTHER OFFICES

3.             The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

SHARE CAPITAL

4.             4.1           The authorised share capital of the Company is USD 12,500 consisting of USD 100,000,000 ordinary shares of USD 0.0001 each and USD 25,000,000 preferred shares of USD 0.0001 each.

4.2           No Share shall be issued to bearer.

ALTERATION OF CAPITAL

5.             The Company may from time to time by Ordinary Resolution in accordance with law alter the conditions of its Memorandum of Association to:

5.1           increase its share capital by an amount to be allocated among Shares of such par value as the resolution shall prescribe;

5.2           consolidate its share capital into Shares of larger par value than its existing Shares;

5.3           sub-divide its share capital into Shares of a smaller par value;

5.4           divide its Shares into multiple classes;

5.5           cancel any Shares which, at the time of the resolution in that behalf, have not been issued, and diminish the amount of the Shares so cancelled or, in the case of Shares without par value, diminish the number of Shares into which its share capital is divided.

6.             The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under Article 5. In furtherance of the foregoing, the Board may issue certificates or make book entries in respect of fractions of Shares or arrange for the sale of fractional Shares and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to such fractional Shares.

7.             The Company may from time to time by Special Resolution, subject to any confirmation or consent required by law, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

SHARES

8.             8.1           Subject to law, the unissued Shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no Shares shall be issued at a discount to par value.

8.2           In particular and without prejudice to the generality of the foregoing, the Board may (a) authorize from time to time the issuance of one or more classes or series of ordinary or preferred Shares and fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, (i) the number of Shares constituting each such class or series, (ii) dividend rights, (iii) conversion rights, (iv) redemption privileges, (v) voting powers, (vi) full or limited or no voting powers, and (vii) liquidation preferences, and (b) increase or decrease the size of any such class or series (but not below the number of Shares of any class or series of preferred Shares then outstanding). The resolution providing for the establishment of any class or series of ordinary or preferred Shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the ordinary or preferred Shares of any other class or series.

8.3           Except as otherwise expressly provided in the resolution providing for the establishment of any class or series of ordinary or preferred Shares, no vote of the holders of preferred Shares or ordinary Shares shall be a prerequisite to the issuance of any Shares of any class or series of the preferred Shares authorized by and complying with the conditions of the Memorandum and Articles of Association.

8.4           The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class or series of Shares or securities in the capital of the Company on such terms as it may from time to time determine.

9.             In connection with the issue of any Shares, the Company may pay commissions and brokerage fees. Subject to law, commissions or fees may be satisfied by the payment of cash or by the allotment of fully or partly paid Shares or partly in one and partly in the other.

10.           Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or any fractional part of a Share or (except only as otherwise provided by the Articles or by law) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

11.           Subject to law, the Board may at any time after the allotment of Shares but before any person has been entered in the Register of Members as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a Share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

PURCHASE OR REDEMPTION OF SHARES

12.           Subject to law, the Memorandum of Association and the Articles, any power of the Company to purchase or redeem its own Shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit. Any Shares purchased or redeemed by the Company shall be held in treasury and may be cancelled or sold by the Company at any time, at the discretion of the Board. The Company may not hold its own Shares as a Member.

13.           Where the Company purchases for redemption a redeemable Share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with law.

VARIATION OF SHARE RIGHTS

14.           Subject to law and without prejudice to Article 8, all or any of the special rights attached to any class of outstanding Shares may, unless otherwise provided by the terms of issue of the Shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a Special Resolution passed at a separate general meeting of the holders of the outstanding Shares of that class. To any such separate general meeting, all of the provisions of the Articles relating to general meetings shall apply with necessary changes having been made, so that: (a) the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be any one or more persons (or in the case of a Member being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal value of the issued Shares of the class; (b) any holder of Shares of the class present in person or by proxy or authorized representative may demand a poll; and (c) every holder of Shares of the class shall be entitled on a poll to one vote for every such Share held by him.

15.           The special rights conferred upon the holders of any Shares or class of outstanding Shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such Shares, be deemed to be varied, modified or abrogated by the creation or issue of further Shares ranking pari passu therewith.

SHARE CERTIFICATES

16.           A Member shall only be entitled to a certificate of the Company specifying the Shares held by him if the Directors resolve that certificates shall be issued. Share certificates, if any, shall be in such form as the Directors may determine. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. No certificate shall be issued representing Shares of more than one class. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled. In the case of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

17.           If a Share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate of the Company.

DIVIDENDS

18.           The Directors may from time to time declare dividends to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Directors to be justified by the position of the Company. The Directors may also pay any fixed cash dividend which is payable on any Shares of the Company whenever the position of the Company, in the opinion of the Directors, justifies such payment. No dividend shall be paid other than out of profits or out of monies otherwise available for dividends in accordance with law.

19.           Subject to the rights of Members, if any, entitled to Shares with special rights as to dividends, all dividends shall be declared and paid according to the amount paid up on the Shares in respect of which the dividend is paid. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share. Dividends may be apportioned and paid pro rata according to the amounts paid-up on the Shares during any portion or portions of the period in respect of which the dividend is paid.

20.           The Directors may deduct from any dividend, distribution or other monies payable to a Member by the Company on or in respect of any Shares all sums of money presently payable by him to the Company on account in respect of Shares owned by him.

21.           Any dividend may be paid to the order of, and sent through the post to the address of, the Member or person entitled thereto in the Register of Members or, in the case of joint holders addressed to the holder whose name stands first in the Register of Members in respect of the Shares at his registered address as appearing on the Register of Members or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct in writing. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

22.           The Directors may declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and, in particular, of paid-up Shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such dividend or distribution, the Directors may settle the same as they think expedient.

23.           No dividend or other distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company. All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six years after the dividend or distribution payment date shall be forfeited and revert to the Company.

RESERVES

24.           The Directors may, before declaring any dividend, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose of the Company, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.

LIENS, CALLS ON SHARES, AND FORFEITURE OF SHARES

25.           The Company shall have a first lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a date fixed by or in accordance with the terms of issue of such Share in respect of that Share. The Company shall also have a first lien on every Share (other than a fully paid-up Share) standing registered in the name of a Member, whether singly or jointly with any other person for all debts and liabilities of a Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Directors may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.

26.           The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares (whether on account of the par value of the Shares or by way of premium or otherwise) and not, by the terms of issue thereof, made payable at a future date fixed by or in accordance with such terms of issue; and each Member shall (subject to the Company serving upon him at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares. A call may be revoked or postponed as the Directors may determine.

27.           If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a Notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued. The Notice shall name a further day (not being less than the expiration of fourteen (14) days from the date of the Notice) on or before which, and the place where, the payment required by the Notice is to be made, and shall state that in the event of non-payment on or before the day and at the place appointed, the Shares in respect of which the call was made will be liable to be forfeited. The Directors may accept the surrender of any Share liable to be forfeited hereunder and, in such case, references in the Articles to forfeiture shall include surrender.

28.           If the requirements of any such Notice as aforesaid are not complied with, any Share in respect of which the Notice has been given may at any time thereafter, before the payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include dividends declared in respect of the forfeited Shares and not actually paid before the forfeiture. A forfeited Share may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, to any person upon such terms and in such manner as the Directors shall think fit.

29.           A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the Shares with interest thereon at such rate as the Directors may determine from the date of forfeiture until payment. The Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

REGISTER OF MEMBERS

30.           The Company shall keep in one or more books a Register of Members and shall enter therein the following particulars:

30.1         the name and address of each Member, the number and class of Shares held by him and the amount paid or agreed to be considered as paid on such Shares;

30.2         the date on which each person was entered in the Register of Members; and

30.3         the date on which any person ceased to be a Member.

31.           The Company may keep an overseas or local or other branch register of Members resident in any place other than the Cayman Islands, and the Board may make and vary any such register as it determines necessary. The branch register of Members is deemed to be part of the Register of Members and the Company shall cause a duplicate of the branch register of Members to be kept at its Registered Office duly entered up in accordance with law.

32.           The Register of Members and branch register of Members shall be open to inspection as the Board shall determine (a) by Members without charge or (b) by any other person, upon or such sum specified by the Board, at the Registered Office or such other place at which the Register of Members or branch register of Members is kept in accordance with law. The Register of Members or any branch register of Members may, after notice has been given in accordance with the requirements of the Designated Stock Exchange, be closed either generally or in respect of any class of Shares, at such times or for such periods (not exceeding in the whole thirty (30) days in each year) as the Board may determine.

TRANSFER OF SHARES

33.           Subject to the Articles, any Member may transfer all or any of his Shares by an instrument in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board.

34.           The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. The Board may resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the Share until name of the transferee is entered in the Register of Members in respect thereof.

35.           The Board may, in its absolute discretion and without assigning any reason therefore, decline to register any transfer of any Share which is not a fully paid-up Share.

TRANSMISSION OF SHARES

36.           If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal personal representatives where he was a sole holder, will be the only persons recognised by the Company as having any title to his interest in the Shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any Share which had been solely or jointly held by him.

37.           Any person becoming entitled to a Share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the Share or to have some person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registered Office or the Principal Executive Office to that effect. If he elects to have another person registered he shall execute a transfer of the Share in favour of that person. The provisions of the Articles relating to the transfer and registration of transfers of Shares shall apply to such Notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the Notice or transfer were a transfer signed by such Member.

38.           A person becoming entitled to a Share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such Share until such person shall become the registered holder of the Share or shall have effectually transferred such Share.

RECORD DATES

39.           The Board may fix in advance a date as the record date for any determination of Members entitled to notice of any general meeting or any adjournment thereof. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than sixty (60) nor fewer than ten (10) days before the date of such general meeting. If the Board so fixes a date for the determination of Members entitled to notice, such date shall also be the record date for the determination of the Members entitled to vote at such general meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the general meeting shall be the date for determination of Members entitled to vote.

40.           If no record date is fixed by the Board, the record date for determining the Members entitled to vote at a general meeting of Members shall be the close of business on the day before the day on which notice is given, or, if notice is waived, the close of business on the day before the day on which the general meeting is held.

41.           A determination of Members of record entitled to vote at a general meeting of Members shall apply to any adjournment of the general meeting; provided, however, that the Board may fix a new record date for the determination of Members entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Members entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of Members entitled to vote in accordance with the foregoing provisions.

42.           The Board may fix in advance a record date (a) for the determination of Members entitled (i) to express consent to corporate action without a general meeting, or (ii) to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of Shares, or (b) for the purpose of any other lawful action. Any such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than sixty (60) days prior to the action to which such record date relates. If no record date is fixed by the Board, the record date for determining Members entitled to express consent to corporate action by written consent without a general meeting when no prior action by the Board is necessary shall be the date on which the first written consent is expressed. The record date for determining Members for any other purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

QUORUM

43.           Save as otherwise provided by law or the Articles, for any Ordinary Resolution, the necessary quorum at any general meeting shall be one or more Members together holding or representing by proxy not less than one-third of the Shares outstanding and not held in treasury.

44.           Save as otherwise provided by law or the Articles, for any Special Resolution, the necessary quorum at any general meeting shall be one or more Members together holding or representing by proxy not less than a majority of the Shares outstanding and not held in treasury.

GENERAL MEETINGS

45.           Unless otherwise determined by the Directors in their discretion, an annual general meeting shall be held once in every calendar year other than the year of the Company’s incorporation, at such time and place as may be determined by the Board.

46.           Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. A majority of the Directors or the chairman of the Board of Directors may call an extraordinary general meeting whenever in its or his judgment such a meeting is necessary.

47.           Extraordinary general meetings may be held at such times and in any location as may be determined by the Directors.

48.           So long as the Company is a Controlled Company, and unless otherwise determined by the Directors in their discretion, on the requisition of Members holding not less than fifty percent of outstanding Shares as of the date the requisition is delivered to the Principal Executive Office, the Directors shall forthwith proceed to convene an extraordinary general meeting of the Company. To be effective, the requisition shall state the objects of the meeting, be in writing, and be signed by the Members requesting such meeting. The requisition may consist of several documents in like form each signed by one or more Members.

49.           If the Directors do not within twenty-one (21) days from the date of the requisition duly proceed to call an extraordinary general meeting, the Members who have signed such requisition, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety (90) days after the requisition is delivered to the Principal Executive Office. An extraordinary general meeting called by such Members shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

NOTICE OF GENERAL MEETINGS

50.           Notice of each general meeting shall be given not fewer than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each Member entitled to vote at such meeting as of the record date fixed by the Directors for determining the Members entitled to notice of the meeting, except as otherwise provided herein or as required by law. The Notice of any meeting shall state (i) the place, if any, date and hour of the meeting, (ii) the record date for determining the Members entitled to vote at the meeting, if such date is different than the record date for determining the Members entitled to notice of the meeting, (iii) the means of remote communication, if any, by which Members and proxy holders may be deemed to be present in person and vote at such meeting, and (iv) the purpose or purposes for which the meeting is called.

51.           Notice to Members may be given by personal delivery, mail, or, with the consent of the Member entitled to receive Notice, by facsimile or other means of electronic transmission. If mailed, such Notice shall be delivered by postage prepaid envelope directed to each Member at such Member’s address as it appears in the records of the Company and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (1) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the Member has consented to receive Notice; (2) if by electronic mail, when directed to an electronic mail address at which the Member has consented to receive Notice; (3) if by posting on an electronic network together with separate Notice to the Member of such specific posting, upon the later of (A) such posting and (B) the giving of such separate Notice; and (4) if by any other form of electronic transmission, when directed to the Member. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the Notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

52.           Notice of any meeting of Members need not be given to any Member if waived by such Member either in a writing signed by such Member or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Member.

53.           The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

54.           At any annual general meeting or extraordinary general meeting of the Members, the business to be conducted at the meeting shall be limited to the purposes specified in the

Notice of meeting (or any supplement thereto) given by or at the direction of the Directors.

54.1         For any business to be properly brought before an annual general meeting by a Member, it must be a proper matter for Member action by law, and the Member must have given timely Notice thereof to the Secretary of the Company. To be timely, a Member proposal to be presented at an annual general meeting shall be in writing and must be received at the Principal Executive Office not fewer than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the date of the preceding year’s annual general meeting as first specified in the Company’s Notice of meeting (without regard to any postponements or adjournments of such meeting after such Notice was first sent), provided, however, that if no annual general meeting was held in the previous year or the date of the annual general meeting is more than thirty (30) days earlier or later than such anniversary date, Notice by the Member to be timely must be received not later than the close of business on the later of the 90th day prior to the annual general meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a Member’s Notice as described above. For business to be properly brought before an extraordinary general meeting by a Member, the business must be limited to the purpose or purposes set forth in a request under Article 48.

54.2         A Member’s Notice to the Secretary of the Company shall set forth as to each matter the Member proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Memorandum of Association or the Articles, the language of the proposed amendment, (ii) as to the Member giving the Notice, the beneficial owner, if any, on whose behalf the proposal is being made, and any of their respective affiliates or associates or others acting in concert therewith (each, a “Proposing Person”), the name and address, as they appear on the Company’s books, of the Member proposing such business and of any other Proposing Person, (iii) a representation that the Member is a holder of record of Shares entitled to vote at the meeting on the date of such Notice and intends to appear in person or by proxy at the meeting to propose the business specified in the Notice, (iv) any material interest of the Member and any other

Proposing Person in such business, (v) the following information regarding the ownership interests of the Member and any other Proposing Person which shall be supplemented in writing by the Member not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (A) the class or series and number of Shares that are owned beneficially and of record by the Member and any other Proposing Person; (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Shares or with a value derived in whole or in part from the value of any class or series of Shares, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of Shares, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of Shares, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of Shares, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of Shares, through the delivery of cash or other property, or otherwise, and without regard to whether the Member of record or any other Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such Member or other Proposing Person, and any other direct or indirect opportunity to profit or Share in any profit derived from any increase or decrease in the value of Shares; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Member or other Proposing Person has a right to vote any Shares of any security of the Company; (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Member or other Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the Shares by, manage the risk of Share price changes for, or increase or decrease the voting power of, such Member or other Proposing Person with respect to any class or series of the Shares, or which provides, directly or indirectly, the opportunity to profit or Share in any profit derived from any decrease in the price or value of any class or series of the Shares (“Short Interests”); (E) any rights to dividends on the Shares owned beneficially by such Member or other Proposing Person that are separated or separable from the underlying Shares; (F) any proportionate interest in Shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Member or other Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (G) any performance-related fees (other than an asset-based fee) to which such Member or other Proposing Person is entitled based on any increase or decrease in the value of Shares or Derivative Instruments, if any, as of the date of such Notice, including, without limitation, any such interests held by members of such Member’s or other Proposing Person’s immediate family sharing the same household; (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such Member or other Proposing Person; and (I) any direct or indirect interest of such Member or other Proposing Person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (vi) any other information relating to such Member or other Proposing Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act.

54.3         Unless otherwise required by law, if the Member (or a qualified representative of the Member) does not appear at the annual general meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

54.4         Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article; provided however, that any references in this Article to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Article. Nothing in this Article shall be deemed to affect any rights (i) of Members to request inclusion of proposals in the Company proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred Shares if and to the extent provided for by law, the Memorandum of Association or the Articles.

54.5         Notwithstanding any provisions to the contrary, the notice requirements set forth above shall be deemed satisfied by a Member if the Member has notified the Company of the Member’s intention to present a proposal at an annual general meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual general meeting.

55.           No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman.

56.           Any general meeting may be adjourned to any other time and to any other place at which a meeting of Members may be held under the Articles by the chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the Shares present or represented at the meeting and entitled to vote, although less than a quorum. If a general meeting is adjourned to another place, date or time, and the date, time, and place, if any, thereof, and the means of remote communication, if any, by which Members and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; Notice need not be given of the adjourned meeting; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if the Board of Directors fixes a new record date for determining the Members entitled to vote at the adjourned meeting in accordance with Article 39, Notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which Members and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting.

57.           A meeting of the Members may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

58.           Any Director shall be entitled to attend and speak at any general meeting of the Company, subject to any limitations placed thereon by the chairman of the meeting.

59.           At every general meeting, the Chairman of the Board, or, in his absence, such other person as may be appointed by the Board of Directors, shall act as chairman. The Secretary of the Company or a person designated by the chairman of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairman of the meeting, attendance at the general meeting is restricted to Members of record, persons authorized in accordance with the Articles to act by proxy or as corporate representative, and officers of the Company.

60.           The chairman of the general meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairman’s discretion, the business of the meeting may be conducted otherwise in accordance with the wishes of the Members in attendance. The time of the opening and closing of the polls for each matter upon which the Members will vote at the meeting shall be announced at the meeting.

61.           The chairman shall also conduct the general meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairman may (a) restrict attendance at any time to bona fide Members of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one Member. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairman shall have the power to have such person removed from the meeting. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of Article 54 and if he should so determine that any proposed nomination or business is not in compliance with such sections, he shall so declare to the general meeting that such defective nomination or proposal shall be disregarded.

VOTING

62.           Subject to any special rights or restrictions as to voting attached to any Shares pursuant to the Articles, save where a Special Resolution or other greater majority is required by law or the Articles, any question proposed for consideration at any general meeting shall be decided on by an Ordinary Resolution. Each Member shall have one vote for each Share entitled to vote of which he is the holder, and a proportionate vote for each fractional Share held.

63.           At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by the chairman of the meeting. Unless a poll is so demanded, and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. The demand for a poll may be withdrawn by the person or any persons making it at any time prior to the declaration of the result.

64.           The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

65.           A Member of unsound mind, or, in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his receiver, committee, legal guardian or other person in the nature of a receiver, committee or legal guardian or appointed by such court, and any such receiver, committee, legal guardian or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.

66.           No Member, unless the Directors otherwise determine in their discretion, shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

PROXIES AND CORPORATE REPRESENTATIVES

67.           Any Company which is a Member may by resolution of its governing body authorize such person as it thinks fit to act as its corporate representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the Company which he represents as that Company could exercise if it were an individual Member.

68.           The instrument appointing a proxy or corporate representative shall be in writing under the hand of the Member or his attorney or, if the Member is a Company, either under seal or under the hand of a director or officer or attorney duly authorized. A proxy or corporate representative need not be a Member of the Company.

69.           Any Member may appoint a proxy or (if a Company) corporate representative for a specific general meeting or may appoint a standing proxy or (if a Company) corporate representative. Any standing proxy or authorization shall be valid for all general meetings or consents in writing, until Notice of revocation is received at the Principal Executive Office or at such place or places as the Directors may otherwise specify for the purpose. Where a standing proxy or authorization exists, its operation shall be deemed to have been suspended at any general meeting at which the Member is present or in respect to which the Member has specially appointed a proxy or corporate representative.

70.           The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Directors may from time to time require, shall be deposited at the Principal Executive Office or at such other place as is specified for that purpose in the Notice convening the meeting, no later than the time for holding the meeting (or in the case of a written consent, in any document sent therewith) prior to the holding of the relevant meeting at which the person named in the instrument proposes to vote or, in the case of a written consent, prior to the effective date of the written consent, and in default the instrument of proxy or authorization shall not be treated as valid, provided that the chairman of the meeting may in his discretion accept an instrument of proxy or authorization sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent.

71.           An instrument appointing a proxy may be in any usual or common form or any other form approved by the Directors and the Directors may, if they think fit, send out with the

Notice of any meeting, forms of instruments of proxy or authorization for use at that meeting.

72.           A vote given in accordance with the terms of an instrument of proxy or authorization shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Principal Executive Office (or such other place as may be specified for the delivery of instruments of proxy or authorization in the Notice convening the meeting or other documents sent therewith) before the commencement of the meeting or adjourned meeting, or the day before the effective date of any written consent at which the instrument of proxy or authorization is used.

73.           Subject to law, the Directors may at their discretion waive any of the provisions of the Articles relating to proxies or authorizations and, in particular, may accept such verbal or other assurances as they think fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written consents.

WRITTEN CONSENTS OF MEMBERS

74.           So long as the Company is a Controlled Company, any action which may be taken at any general meeting of Members may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of not less than a majority of the Shares outstanding and not held in treasury, in the case of an Ordinary Resolution, orby all of the Members entitled to vote at a general meeting of Members, in the case of a Special Resolution. All such written consents shall be filed with the Secretary of the Company and shall be maintained in the corporate records. Prompt Notice of the taking of a corporate action without a meeting by less than unanimous written consent of all Members entitled to vote shall be given to those Members who have not consented in writing.

74.1         An electronic transmission consenting to an action to be taken and transmitted by a Member, or by a proxy holder or other person authorized to act for a Member, shall be deemed to be written, signed and dated for the purpose of this Article, provided that such electronic transmission sets forth or is delivered with information from which the Company can determine (i) that the electronic transmission was transmitted by the Member or by a person authorized to act for the Member and (ii) the date on which such Member or authorized person transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.

74.2         For the purposes of this Article, the date of the written consent is the date when such consent is signed by, or on behalf of, the last Member to sign and any reference in any enactment to the date of passing of a written consent is, in relation to a consent in writing made in accordance with this Article, a reference to such date.

74.3         A consent in writing made in accordance with this Article shall constitute minutes for the purposes of law and the Articles.

BOARD OF DIRECTORS

75.           There shall be a Board of Directors consisting of not fewer than one (1) person. The number of Directors shall initially be eight (8) and thereafter shall be fixed from time to time exclusively by resolution of the Board of Directors, subject to the terms and conditions of the Shareholders Agreement.

76.           The Directors shall be elected or appointed in the first place by the subscriber of the Memorandum of Association and thereafter the Directors shall be elected by Ordinary Resolution, subject to the terms and conditions of the Shareholders Agreement; provided that for purposes of the election of Directors, an “Ordinary Resolution” shall mean a plurality of the votes cast by Members entitled to vote on the election of Directors, at any general meeting for the election of one or more Directors at which a quorum is present. In no event shall cumulative voting be permitted with respect to the election of Directors.

77.           Subject to the provisions of the Shareholders Agreement or the rights of holders of any class or series of preferred Shares then outstanding, nominations for the election of Directors may be made by (a) the Board of Directors or a duly authorized committee thereof or (b) any Member that beneficially owns more than 15% of the ordinary Shares outstanding, as computed in accordance with Article 117, with such nomination brought before the annual general meeting in accordance with Article 54 unless the Exchange Act and the rules and regulations thereunder provide otherwise.

78.           From and after such time as the Company shall cease to be a Controlled Company, unless the Directors otherwise determine in their discretion, the Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be determined by resolution of the Board of Directors. Upon the initial classification of the Board of Directors, the existing Directors shall by resolution classify themselves and any vacancies on the Board of Directors as Class A, Class B or Class C Directors, subject to the terms and conditions of the Shareholders Agreement. The Class A Directors shall stand elected for a term expiring at the Company’s first annual general meeting following the initial classification of the Board of Directors, the Class B Directors shall stand elected for a term expiring at the Company’s second annual general meeting following the initial classification of the Board of Directors, and the Class C Directors shall stand elected for a term expiring at the Company’s third annual general meeting following the initial classification of the Board of Directors, in each case until their respective successors are elected, except in the case of death, resignation or removal of the director. At each annual general meeting following the initial classification of the Board of Directors, the successors to the class of Directors whose term expires in that year shall be elected to hold office until the third annual general meeting following their respective elections.

79.           Except as required by law, subject to the rights of holders of any series of preferred Shares then outstanding or the rights of any holders of Shares under the Shareholders Agreement, newly created directorships resulting from any increase in the authorized number of Directors shall be filled by the vote of a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director. Any Director so appointed by the Board shall hold office for a term expiring at the next general meeting at which the term office of the class they have been elected, if applicable, expires or until such Director’s successor has been duly elected and qualified.

80.           Except as required by law, subject to the rights of holders of any series of preferred Shares then outstanding, any vacancy in the Board of Directors shall be filled in accordance with the applicable provisions of the Shareholders Agreement, or if no provisions of the Shareholders Agreement apply, by the vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director.

RESIGNATION OR REMOVAL OF DIRECTORS

81.           A Director may resign by delivering Notice to the Company’s President, Chief Executive Officer, Chairman of the Board, or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

82.           A Director may be removed for cause by the vote of a majority of the other Directors or by the Shareholders by Special Resolution, provided that Directors nominated and elected pursuant to the Shareholders Agreement shall be removed only in accordance with the Shareholders Agreement. For purposes hereof, “cause” means fraud, gross negligence or willful misconduct in managing the affairs of the Company.

POWERS OF DIRECTORS

83.           The business and affairs of the Company shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Company except as otherwise provided by law or the Articles. The Directors shall have the right to interpret any provision of the Memorandum of Association or the Articles and to clarify any ambiguities therein or conform such provision to law or the Shareholders Agreement.

84.           The Directors may from time to time appoint one of their number to be a managing Director, joint managing Director or an assistant managing Director or to hold any other employment or executive office with the Company for such period and upon such terms as the Directors may determine and may revoke or terminate any such appointments. Any such revocation or termination shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company with respect to such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine, and either in addition to or in lieu of his remuneration as a Director.

PROCEEDINGS OF DIRECTORS

85.           The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it considers appropriate.

86.           A meeting of the Board may be convened by the Secretary on request of a Director or by any Director. The Secretary shall convene a meeting of the Board of which notice may be given in writing or by telephone or in such other manner as the Board may from time to time determine whenever he shall be required so to do by the President or Chairman of the Board, as the case may be, or any Director.

87.           Unless otherwise determined by the Directors in their discretion, a majority of the total number of Directors then in office shall constitute a quorum at any meeting of the Board. In the absence of a quorum at any such meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.

88.           Unless otherwise determined by the Directors in their discretion, for any action required or permitted to be taken at a meeting of the Board at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action.

89.           Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.

90.           The Chairman of the Board shall be the chairman of all meetings of the Board. If the Chairman of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

91.           A written consent signed by all the Directors, except such as are temporarily unable to act through ill-health or disability, shall (provided that such number is sufficient to constitute a quorum and further provided that a copy of such consent has been given or the contents thereof communicated to all the Directors entitled to receive Notices of Board meetings) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. Such consent may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.

92.           All acts done by the Board or by any committee or by any person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of such committee.

ALTERNATE DIRECTORS

93.           Any Director may appoint another person to be his alternate and remove his alternate so appointed. Any appointment or removal of an alternate by a Director shall be effected by depositing a Notice of appointment or removal at the Principal Executive Office, signed by such Director, and such appointment or removal shall become effective on the date of receipt at the Principal Executive Office. Any alternate may be removed by resolution of the Directors. Unless removed, an alternate shall continue in office until the date on which the relevant Director appointing him ceases to be a Director. An alternate may also be a Director in his own right and may act as alternate to more than one Director.

94.           Every such alternate shall be entitled to receive notice of all meetings of the Directors and to attend, be counted in the quorum and vote at any such meeting as a Director when the Director appointing him is not personally present and, where he is a Director in his own right, to have a separate vote on behalf of the Director he is representing in addition to his own vote and generally to perform all the functions of any Director to whom he is alternate in his absence. Every person acting as an alternate shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of the Articles relating to Directors and shall alone be responsible to the Company for his acts and defaults, shall be an officer of the Company and shall not be deemed to be the agent of or for any Director for whom he is alternate. An alternate may be paid expenses and shall be entitled to be indemnified by the Company to the same extent as if he were a Director. The signature of an alternate to any resolution in writing of the Director or a committee there shall, unless the terms of this appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

DIRECTORS’ COMPENSATION

95.           Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. Unless otherwise determined by the Directors in their discretion, no such payment shall preclude any Director from serving the Company or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

DIRECTORS’ INTERESTS

96.           96.1         A Director may hold any other office or place of profit with the Company in conjunction with his office of Director for such period and upon such terms as the Directors may determine, and may be paid such extra remuneration therefore (whether by way of salary, commission or participation in profits or otherwise) as the Directors may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.

96.2         A Director or officer may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.

96.3         A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested.

96.4         A Director (or his alternate Director in his absence) who discloses his interest as required by this Article shall be counted in the quorum of any relevant meeting which he attends and shall be at liberty to vote in respect of any contract, dealing or transaction in which he is so interested as aforesaid.

DELEGATION OF DIRECTORS’ POWERS

97.           Directors may by power of attorney appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

COMMITTEES OF DIRECTORS

98.           The Board may designate one or more committees, each committee to consist of one or more of the Directors, with such lawfully delegated powers and duties as the Board confers, to serve at the pleasure of the Board. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and by law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company and may authorize the Seal to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Articles for the Board.

DIRECTORS’ PROXIES

99.           A Director may appoint any person to act as his proxy to attend and vote on his behalf at meetings of the Directors or any committee of Directors. Such appointment must be made in writing under the hand of the appointor, and may at any time be revoked in like manner, and may be general or for a specified period, or for specified meetings, or for specified resolutions, and may authorize and direct the appointee to be chairman if the appointor would, if present, be entitled to preside. The form of appointment of proxy may contain directions to the proxy to vote in accordance with instructions given by that Director or, in the absence of such instructions, the proxy may act in his discretion. Notice of every such appointment or revocation must be presented to the meeting of Directors at which the proxy is to be used or first used prior to the commencement of such meeting. A proxy may be given by telex or telefax. The appointee need not be a Director or Member of the Company, but he must furnish the Company with his address.

OFFICERS

100.         The Directors may appoint a Secretary and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide and the Directors may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for any damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in law or the Articles, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Directors.

MINUTES

101.         The Directors shall cause minutes to be made and records kept for the purpose of recording:-

101.1       all appointments of officers made by the Directors;

101.2       the names of the Directors and other persons present at each meeting of the Directors and of any committee of the Directors;

101.3       all resolutions and proceedings at all meetings of the Members of the Company or any class of Members and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

SEALS AND DEEDS

102.         102.1       If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence. Notwithstanding the provisions hereof, annual returns and notices filed by law may be executed either as a deed in accordance with law or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the Secretary.

102.2       The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

102.3       In accordance with law, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

ACCOUNTING RECORDS

103.         The accounting records relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors, and shall be kept at such place or places as the Directors think fit, and shall at reasonable times be open to the inspection of the Directors.

104.         The Directors shall from time to time determine whether and to what extent and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Directors.

SERVICE OF NOTICES

105.         Except as otherwise specifically provided herein or by law, all notices required to be given to any Member, Director, officer, employee or agent of the Company shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission. Any such notice shall be addressed to such Member, Director, officer, employee or agent at his last known address as the same appears on the books of the Company. The time when such notice shall be deemed to be given shall be the time such notice is received by such Member, Director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any Member shall be deemed given: (a) if by facsimile, when directed to a number at which the Member has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the Member has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the Member of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the Member; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the Member at such Member’s address as it appears on the records of the Company.

WINDING UP

106.         If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by law, divide amongst the Members the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

107.         If the Company shall be wound up and the assets available for distribution amongst the Members are insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

INDEMNITY

108.         Every Indemnified Person shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own fraud or Wilful Default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the fraud or Wilful Default of such Indemnified Person. No person shall be found to have committed fraud or Wilful Default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any fraud or Wilful Default which may attach to such Director.

109.         The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

110.         The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

111.         Neither any amendment nor repeal of the Articles set forth under this heading of “INDEMNITY” (the “Indemnification Articles”), nor the adoption of any provision of the Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

CONTINUATION

112.         If the Company is registered as an exempted company as defined in law, it shall have the power, subject to the provisions of law and with the approval of a Special Resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

MATTERS RESERVED TO MEMBERS

113.         Notwithstanding anything to the contrary in the Memorandum or these Articles, and in addition to any other vote or consent required in these Articles or by law, for the avoidance of doubt, neither the Members nor the Directors shall cause or permit the Company to consummate any of the following actions without first obtaining a vote by way of Special Resolution:

113.1       any alteration or addition to or amendment of the Memorandum or these Articles, including this Article 113;

113.2       a reduction of the Company’s share capital or any capital redemption reserve fund;

113.3       a change of the Company’s name;

113.4       the passing of any resolution or taking of any action for the winding up or dissolution of the Company;

113.5       the variation, modification or abrogation of any special rights attached to Shares in accordance with Article 8;

113.6       the registration of the Company by way of continuation as body corporate limited by shares under the laws of any jurisdiction outside of the Cayman Islands and the de-registration of the Company in the Cayman Islands

113A.      Notwithstanding anything to the contrary in the Memorandum or these Articles, and in addition to any other vote or consent required in these Articles or by law, for the avoidance of doubt, the Directors shall not cause or permit the Company to consummate any of the actions set forth in Article 5 without the sanction of an Ordinary Resolution.

ARIZONA CORPORATE TAKEOVER LAWS

114.         Subject to any conditions imposed by law, the Company expressly denies the application of the Arizona Corporate Takeover Laws, Arizona Revised Statutes Section 10-2701 et seq., or any successor thereto.

BUSINESS COMBINATIONS WITH INTERESTED MEMBERS

115.         If and when the Company is not a Controlled Company, the Company shall not engage in any Business Combination with any Interested Member (as defined below) for a period of three years following the time that such Member became an Interested Member, unless:

115.1       Prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in the Member becoming an Interested Member;

115.2       Upon consummation of the transaction which resulted in the Member becoming an Interested Member, the Interested Member Owned at least 85% of the voting

Shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting Shares outstanding (but not the outstanding voting Shares Owned by the Interested Member) those Shares Owned (i) by persons who are Directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer; or

115.3       At or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual general meeting or extraordinary general meeting, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not Owned by the Interested Member.

116.         The restrictions contained in Article 115 shall not apply if:

116.1       A Member becomes an Interested Member inadvertently and (i) as soon as practicable divests itself of ownership of sufficient Shares so that the Member ceases to be an Interested Member; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Member but for the inadvertent acquisition of ownership;

116.2       The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a Person who either was not an Interested Member during the previous three years or who became an Interested Member with the approval of the Company’s Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any Person becoming an Interested Member during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence arc limited to (x) a merger or consolidation of the Company; (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting Shares of the Company. The Company shall give not less than twenty (20) days’ notice to all Interested Members prior to the consummation of any of the transactions described in clause (x) or (y) hereof.

117.         As used in this section only, the term:

117.1       “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

117.2       “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of voting capital stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

117.3       “Beneficially own” means being a holder of record of Shares, or being a person or entity entitled to Shares held either in a voting trust or by a nominee on behalf of such person or entity.

117.4       “Business Combination” means:

117.4.1                    Any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (A) the Interested Member, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Member and as a result of such merger or consolidation Article 115 is not applicable to the surviving entity;

117.4.2                    Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a Member of the Company, to or with the Interested Member, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company;

117.4.3                    Any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any Shares or of such subsidiary to the Interested Member, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Member became such; pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Shares subsequent to the time the Interested Member became such; (D) pursuant to an exchange offer by the Company to purchase Shares made on the same terms to all holders of said Shares; or (E) any issuance or transfer of Shares by the Company; provided however, that in no case under items (C)-(E) of this subsection shall there be an increase in the Interested Member’s proportionate Share of the Shares of any class or series of the Company or of the voting Shares of the Company;

117.4.4                    Any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate Share of the Shares of any class or series, or securities convertible into the Shares of any class or series, of the Company or of any such subsidiary which is Owned by the Interested Member, except as a result of immaterial changes due to fractional Share adjustments or as a result of any purchase or redemption of any Shares not caused, directly or indirectly, by the Interested Member; or

117.4.5                    Any receipt by the Interested Member of the benefit, directly or indirectly (except proportionately as a Member of such Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted herein) provided by or through the Company or any direct or indirect majority-owned subsidiary.

117.5       “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Shares, by contract or otherwise. A Person who is the Owner of 20% or more of the outstanding voting Shares shall be presumed to have control of the Company, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting Shares, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such entity.

117.6       “Interested Member” means any Person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting Shares, or (ii) is an Affiliate or Associate of the Company and was the Owner of 15% or more of the outstanding voting Shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Member, and the Affiliates and Associates of such Person. For the purpose of determining whether a Person is an Interested Member, the voting Shares deemed to be outstanding shall not include any unissued Shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For purposes of clarification, none of (i) TPG Capital, L.P. or its Affiliates or Associates or (ii) Oaktree Capital Management, L.P. or its Affiliates or Associates, in each case excluding portfolio companies, shall be considered an Interested Member.

117.7       “Person” means any individual, corporation, partnership, unincorporated association or other entity.

117.8       “Owner,” including the terms “own” and “owned,” means a Person that individually or with or through any of its Affiliates or Associates:

117.8.1                    Beneficially owns Shares, directly or indirectly; or

117.8.2                    Has (A) the right to acquire Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Shares are accepted for purchase or exchange; or (B) the right to vote such Shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Shares because of such Person’s right to vote such Shares if the agreement, arrangement or understanding to vote such Shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

117.8.3                    Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described above), or disposing of Shares with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Shares.

CONFLICTS

118.         In the event of any conflict between any provision in the Articles and the Shareholders Agreement, such Shareholders Agreement shall be deemed to apply in so far as is permissible under law.

Dated: 20 September 2011

NAME OF SUBSCRIBER	ADDRESS	DESCRIPTION OF SUBSCRIBER

Reid Services Limited	Clifton House	Company
75 Fort Street
PO Box 1350
/s/ Allison Smith	Grand Cayman KY1-1108
Cayman Islands

Witness to the above signature:-

/s/ Anzita McField

Witness

CERTIFIED TO BE A TRUE AND CORRECT COPY

SIG.	/s/ Joy A. Rankine
JOY A. RANKINE
Assistant Registrar
Date.	20th September, 2011